Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62538, 333-104542, 333-118047, 333-156436 and 333-183383), Form S-3 (Nos. 333-176294, 333-180867 and 333-191439) and Form S-4 (Nos. 333-90990 and 333-113337) of Cumulus Media Inc. of our reports dated April 1, 2013 and March 31, 2012, with respect to the consolidated financial statements and schedules of Dial Global, Inc. included in the Current Report (Form 8-K/A) of Cumulus Media Inc.

/s/ Ernst & Young LLP

New York, New York
February 18, 2014